Exhibit 99.1

PACIFIC SOFTWORKS STRATEGICALLY ALIGNS MANAGEMENT


NEWBURY PARK, CA December 1, 1999 Pacific Softworks, Inc. (NASDAQ: PASW) today announced a management reorganization to enhance the Company's positioning in the rapidly growing market for internetworking technology and to improve the utilization of its assets and competencies. Glenn Russell, Chairman of the Board of Pacific Softworks, will spearhead the strategic effort.

"Pacific has always been an innovator of embedded internetworking technologies, said Russell. "Dramatic changes in the embedded and Internet marketplace, such as Red Hat's recent entry into our embedded market with the Open Source business model, are now driving us to rethink our strategic options in not only our technologies and competencies, but also in our business models."

In support of this initiative, the Board of Directors has appointed William E. Sliney, Pacific's Chief Financial Officer, as interim President and Chief Operating Officer. With Sliney assuming operating responsibility for Pacific, Russell will focus on the Company's strategic interests. Sliney joined Pacific Softworks in April of 1999. Prior to that, he was the Chief Financial Officer of Legacy Software, Inc., from 1995 to 1999, and from 1993 to 1994, he was Chief Executive Officer for Gumps.

In addition, the Board of Directors approved the allocation of up to 1.5 million performance warrants as incentive to strategic advisors to support Russell's efforts. Tied to results, these warrants are to vest only if Pacific's common stock trades at $10.00 or better.


Pacific Softworks, Inc.

Pacific Softworks, Inc. is a leader in the embedded software market. Pacific Softworks develops and licenses Internet and Web related software and software development tools. The Company's products enable Internet and Web based connectivity in embedded displays, and "Information Appliances". The Company's products are used throughout the Internet, in information appliances, which are Internet-connected versions of everyday products, such as telephones, vending machines, in-store displays, set-top boxes and other digitally based devices. Pacific Softworks is headquartered in Newbury Park, California.

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Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including but not limited to timely development, acceptance and pricing of new products, the impact of competitive products and pricing, and other risk factors detailed in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Pacific Softworks, Inc.    		Georgette W. Pagano
                     				   	Investor Relations
                       			  	georgette@pacificsw.com
         				               	805-499-7722

Financial Public Relations:		Kevin Spencer
                        					Excel Financial Services
           		             			EFSI_2000@yahoo.com
                        					561-997-5828